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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 2, 2002



                             AUGRID OF NEVADA, INC.
             (Exact name of registrant as specified in its charter)



         NEVADA                       00-28661                88-0219656
(State or other jurisdiction of     (Commission              (IRS employer
incorporation or organization)      file number)         identification number)


 2275 EAST 55TH STREET, CLEVELAND, OHIO                       44103
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, including area code: 216.426.1589






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ITEM 5. OTHER EVENTS

In a written action without a meeting, the Board of Directors (the "Board") of AuGRID of Nevada, Inc. (the "Company") has unanimously approved a one-to-fifty (1:50) split of the Company's outstanding common stock (a reverse split). The Board deemed the reverse split to be advisable in order to attract the additional equity funding that the Company needs to continue operations.

A majority of the Company's stockholders, acting by written consent, has adopted the reverse split approved by the Board. The record date for the split will be July 14, 2002, and the effective date of the split will be July 24, 2002. The transfer agent for the Company's common stock, Signature Stock Transfer, Inc., will contact each stockholder after the effective date with instructions regarding the exchange of old shares certificates for new shares certificates reflecting the split.

As a result of the reverse split, each fifty (50) shares of the Company's common stock prior to the split will be represented by one (1) new share of the Company's common stock after the split. Market reaction cannot be predicted with any degree of certainty, and thus it cannot be known what effect the split will have on the price per share of the Company's common stock.

The authorized capital stock of the Company will be unaffected by the reverse split and will continue to consist of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. This should ensure availability to the Company of adequate shares for use in equity fundings and business combinations. However, although the Company is actively engaged in discussions relating to funding and mergers, there is in place no definitive agreement with any third party with respect to an investment in the Company or a merger.

Shares of the Company's common stock trade on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "AGNV." On July 2, 2002, the National Association of Securities Dealers, Inc. and the OTCBB were notified of the impending reverse stock split and its effective date.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)  Exhibits

              None





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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   AuGRID of Nevada, Inc.


                                   By:      /s/ M. J. Shaheed
                                            ----------------------------
                                            M. J. Shaheed
                                            Chief Executive Officer


Dated: July 2, 2002